EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 26, 2009 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Rambus Inc.’s Annual Report on Form 10-K for the year ended December 31, 2008.
/s/ PricewaterhouseCoopers LLP
San Jose, California
May 27, 2009